Exhibit (d)(22)(C)

Notice of Termination of Subadvisory Agreement as to the

U.S. High Yield Bond Trust

(a Series of John Hancock Trust)

Wells Capital Management Incorporated

Notice is hereby given pursuant to Section 7 of the Subadvisory Agreement (the “Agreement”) dated April 29, 2005, as amended, between John Hancock Investment Management Services, LLC and Wells Capital Management Incorporated (“Wells Capital”) that the Agreement as to the U.S. High Yield Bond Trust is terminated effective as of the close of business on November 5, 2010. The Agreement will continue to remain in effect as to all other portfolios listed in Appendix A to the Agreement on and after November 5, 2010.

Executed this 1 day of November, 2010.

John Hancock Investment Management Services, LLC

By:	/s/ Andrew Arnott
Andrew Arnott
Executive Vice President

Wells Capital hereby waives its right to 60 days notice of such termination as provided for in Section 7 of the Agreement.

Wells Capital Management Incorporated

By:	/s/ Matt Marotz